Exhibit 99.1

A123 Systems Announces Date for Fourth Quarter 2011 Earnings Call

WALTHAM, MA — March 1, 2012 A123 Systems, Inc. (Nasdaq: AONE), a developer and manufacturer of advanced Nanophosphate® lithium ion batteries and systems, today announced that it will release its fourth quarter and full year 2011 financial results for the period ended December 31, 2011 before financial markets open on Thursday, March 8, 2012.

On that day, management will hold a conference call and webcast with supporting slides at 8:00 a.m. ET to review and discuss the Company’s results for the fourth quarter and full year.  A recorded version of this webcast will be available two hours after the call and accessible at http://ir.a123systems.com.

What:	A123 Systems’ fourth quarter 2011 financial results conference call
When:	Thursday, March 8, 2012
Time:	8:00 a.m. ET
Webcast:	http://ir.a123systems.com/ (live and replay)
Live Call:	(877) 266-0479, domestic
(678) 894-3048, international
Replay:	(855) 859-2056, domestic
(404) 537-3406, international

Live and replay conference ID code: 45529995

The recording will be archived on A123 Systems’ Web site for a period of one year.

Additionally, as an accelerated filer since 2010, the company announced it has filed a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission requesting a 15-day extension to file its Annual Report on Form 10-K for the year ended December 31, 2011. The company plans to file its Annual Report on Form 10-K as soon as practicable.

In conjunction with this filing, the company also provided preliminary financial results for the fourth quarter of 2011.  Revenue for the fourth quarter of 2011 is expected to be approximately $40.4 million, a 68% increase from the fourth quarter of 2010. Revenue for the fourth quarter does not include approximately $2 million in revenue to be recognized on a cash basis for products shipped in the fourth quarter.

Net loss in the fourth quarter of 2011 is expected to be approximately ($85.0) million. Anticipated net loss for the fourth quarter includes a non-cash fair value impairment charge of $11.6 million to its existing investment in Fisker Automotive, Inc. The company elected not to participate in a subsequent round of financing for Fisker. Also included in anticipated net loss are additional warranty charges of $10.6 million related to a joint campaign to repair and update packaging and electronics for one customer program, and costs associated with repairing battery packs for a separate, previously announced customer program, and $10.1 million related to greater than anticipated scrap rates in the fourth quarter.  Net cash used in operating activities is expected to be ($53.6) million in the fourth quarter of 2011. Cash and cash equivalents are anticipated to be $186.9 million at the end of 2011.

“While we dealt with a number of factors in the fourth quarter that impacted both revenue and costs, we have taken actions to address these issues,” said David Vieau, CEO of A123

Systems.  “Over the past three months, we have been awarded five contracts with new customers representing over 17 MW in new electric grid business, underscoring our leadership position in the grid space. With our recent strength in the grid and commercial programs, we expect these markets to approach 50% of our revenue in 2012.”

Vieau continued, “In addition, we have taken a number of actions to improve our manufacturing efficiency, including the addition of a new chief operating officer, Ed Kopkowski, who is leading our efforts to reduce costs, improve quality and better utilize assets. As a result of some of these actions, we are pleased to see early indications of manufacturing yields for prismatic cells produced in Michigan reaching our target range. With new customers such as Tata contributing to our growth, we also expect to see improvements in our capacity utilization in 2012, and we anticipate that additional cost reduction efforts will result in progressive improvements in margins during 2012. Since the end of the third quarter, we have increased our liquidity through a strategic partnership with IHI and a registered direct stock offering in January, strengthening our balance sheet and helping support the growth of our business.”

“Over the next several weeks, we expect to announce additional significant developments that we believe will further help us drive our growth and increase utilization of our facilities in 2012 and beyond, while helping drive down operating costs.”

Preliminary Revenue Guidance for 2012

The company anticipates that revenue in 2012 will be in the range of $230 million to $300 million, representing 67% growth from 2011 at the midpoint.  Within revenue, the company anticipates revenue from the transportation market to be in the range of $130 million to $160 million and revenue from the electric grid, commercial and government markets to be in the range of $100 million to $140 million. Based on this outlook, no single customer is expected to represent more than 15% of revenue in 2012.

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) is a leading developer and manufacturer of advanced lithium-ion batteries and energy storage systems for transportation, electric grid and commercial applications. The company’s proprietary Nanophosphate® technology is built on novel nanoscale materials initially developed at the Massachusetts Institute of Technology and is designed to deliver high power and energy density, increased safety and extended life. A123 leverages breakthrough technology, high-quality manufacturing and expert systems integration capabilities to deliver innovative solutions that enable customers to bring next-generation products to market. For additional information please visit www.a123systems.com.

Safe Harbor Disclosure

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the planned timing of the filing of the Company’s Annual Report on Form 10-K, the Company’s estimates regarding its revenue, net loss, cash and cash equivalents in the fourth quarter of 2011, statements with respect to improved manufacturing efficiency, statements with respect to the Company’s future announcements and their potential impact, statements with respect to the Company’s anticipated revenue growth in 2012, the Company’s efforts to lower its cost structure, the

Company’s guidance regarding its 2012 financial results and the Company’s expectations regarding customer diversification and the revenue growth of certain markets.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: delays in the development of A123’s products, delays in the scale-up and increased efficiency of A123’s manufacturing capacity, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which A123 and its customers operate, and other risks detailed in A123 Systems’ 10-Q for the quarter ended September 30, 2011 and other publicly-available filings with the Securities and Exchange Commission. All forward-looking statements reflect A123’s expectations only as of the date of this release and should not be relied upon as reflecting A123’s views, expectations or beliefs at any date subsequent to the date of this release.

Public Relations:

A123 Systems

Dan Borgasano

617-972-3471

dborgasano@a123systems.com

Edelman

Courtney Kessler

212-277-3720

courtney.kessler@edelman.com

Investor Relations:

ICR, LLC

Garo Toomajanian

617-972-3450

ir@a123systems.com